Exhibit 99

SEALED AIR REPORTS FIRST QUARTER 2006 RESULTS

Achieves 5% Increase in Sales

SADDLE BROOK, N.J., Wednesday, April 26, 2006 – Sealed Air Corporation (NYSE:SEE) reported diluted earnings per common share of $0.60 for the first quarter of 2006, compared with prior year diluted earnings per common share of $0.58. Sealed Air’s net sales for the quarter increased 5% to $1.02 billion, compared with $970 million in 2005.

Commenting on the Company’s operating performance, William V. Hickey, President and Chief Executive Officer, stated:

“We achieved an 8% increase in our first quarter sales, excluding the unfavorable effect of foreign currency translation, and our gross profit increased by $6 million. Even though the costs of certain raw materials declined over the course of the quarter, higher specialty resin costs in North America negatively impacted our food packaging business. In total, we were faced with average raw material costs in the quarter that were higher compared with the first quarter of 2005 and essentially flat compared with the fourth quarter. We have continued to mitigate the impact of high raw material and energy-related costs through price increases and improved operating efficiencies.”

Commenting on the Company’s outlook, Mr. Hickey stated:

“In the first quarter, we continued to make progress on our multi-year global manufacturing strategy and supply chain initiatives to further improve our operating efficiencies and lower our overall cost structure. We also implemented actions to increase our market focus in both core products and new applications, to enhance our profitability with centralized functional expertise and to improve our ability to meet the needs of our customers. We will maintain tight control on operating expenses and expect to meet our goal of keeping these expenses at less than 16% of sales for the entire year. We will be providing updates on our activities relating to our global manufacturing strategy as we progress through the year.

“We remain encouraged about our prospects for the balance of the year, as well as over the longer term. In particular, our previously implemented price increases should provide favorable price variances through the remainder of the year. We also expect to continue to generate solid top-line growth with the USDA projecting increases in domestic protein consumption with higher supplies of all major proteins expected to be available this year. As such, we are reaffirming our full year diluted earnings per common share guidance of $2.90 to $3.10. This outlook assumes full year sales growth of at least 5%, average raw material costs that remain essentially flat through the remainder of the year, a 50 basis point improvement over full year 2005 gross profit margins, continued control over operating expenses and a 32.0% effective tax rate. This guidance does not consider the potential impact of costs related to our global manufacturing strategy.”

Financial Highlights for the First Quarter

•                  Net sales increased 5% to $1.02 billion compared with $970 million for the first quarter of 2005. The increase in net sales principally resulted from the impact of $39 million in unit volume growth combined with a $26 million favorable change in product price/mix, partially offset by a $24 million unfavorable effect of foreign currency translation. Excluding the unfavorable effect of foreign currency translation, net sales would have increased 8%.

•                  Gross profit increased to $284 million compared with $278 million for the first quarter of 2005. The increase in gross profit was attributable to the sales growth in the quarter. As a percentage of net sales, gross profit declined to 27.8% compared with 28.6% in the first quarter of 2005. The decline in gross profit as a percentage of net sales was due to higher petrochemical-based raw material and other energy-related costs combined with a shift in product mix.

•                  Marketing, administrative and development expenses increased to $168 million compared with $159 million for the first quarter of 2005. As a percentage of net sales, these expenses were even with the prior year quarter at 16.4%.

•                  Operating profit was $116 million, or 11.4% of net sales, compared with $117 million, or 12.1% of net sales, in the first quarter of 2005.

•                  Interest expense was $38 million compared with $37 million in the first quarter of 2005 reflecting the impact of higher interest rates on the Company’s outstanding interest rate swaps.

•                  The Company’s effective income tax rate was 32.0% compared with 33.3% in the first quarter of 2005. The decrease is attributable to the anticipated utilization of tax loss carryforwards by certain foreign subsidiaries. The Company now expects its full year effective income tax rate to be 32.0% compared with the previously guided rate of 33.3%.

Business Segment Review

Food Packaging Segment

The Company’s food packaging segment net sales for the first quarter increased 5% to $626 million compared with $595 million last year. Latin America experienced solid double-digit growth rates during the quarter and growth trends in Case Ready Packaging and Vertical Pouch Packaging continue to be very favorable. Excluding the $14 million unfavorable effect of foreign currency translation, segment net sales would have increased 8%. Operating profit for the first quarter was $65 million, or 10.3% of net sales, compared with $76 million, or 12.8% of net sales, in 2005. The decline in operating profit as a percentage of net sales was due to higher costs for both specialty and commodity resins, higher energy-related costs and an unfavorable shift in product mix.

Protective Packaging Segment

The Company’s protective packaging segment net sales for the first quarter increased 5% to $394 million compared with $375 million last year. Solid unit volume growth in Europe and the positive impact of selling price increases in North America helped drive sales growth during the quarter. Excluding the $10 million unfavorable effect of foreign currency translation, segment net sales would have increased 8%. Operating profit for the first quarter was $52 million, or 13.1% of net sales, compared with $43 million, or 11.3% of net sales, in 2005. The increase in operating profit as a percentage of net sales was due to improved performance in Europe based on management actions taken to improve profitability, and selling price increases that helped offset higher raw material and energy-related costs.

Web Site and Conference Call Information

Mr. Hickey and David H. Kelsey, the Company’s Chief Financial Officer, will conduct an investor conference call today at 11:00 a.m. (ET). The conference call will be webcast live on Sealed Air’s web site at www.sealedair.com in the Investor Information section under the Presentations & Events tab. Listeners should go to the web site prior to the call to register, and to download and install any necessary audio software. Prior to the call, the Company will also post supplemental financial and statistical information on its web site in the Investor Information section under the Reports & Filings tab. A replay of the webcast will also be available on the Company’s web site.

Investors who cannot access the webcast may listen to the live conference call via telephone by dialing (800) 289-0544 (domestic) or (913) 981-5533 (international). Telephonic replay will be available beginning today at 2:00 p.m. (ET) and ending on Tuesday, May 2, 2006 at 12:00 midnight (ET). To listen to the replay, please dial (888) 203-1112 (domestic) or (719) 457-0820 (international) and use the confirmation code 7694690.

Business

Sealed Air is a leading global manufacturer of a wide range of food and protective packaging materials and systems including such widely recognized brands as Bubble Wrap® cushioning, Jiffy® protective mailers and Cryovac® food packaging products. For more information about Sealed Air, please visit the Company’s web site at www.sealedair.com.

Non-GAAP Information

The Company’s management from time to time presents information that does not conform to U.S. Generally Accepted Accounting Principles. Changes in net sales excluding the effect of foreign currency translation are among the indicators used by the Company’s management to measure the performance of the Company’s operations, and thus management believes that this information may be useful to investors. Such measures are also among the criteria upon which performance-based compensation may be determined.

Forward-Looking Statements

Some of the statements made by the Company in this press release are forward-looking. These statements include comments as to future events and trends affecting the Company’s business, which are based upon management’s current expectations and are necessarily subject to risks and uncertainties, many of which are outside the control of the Company. Forward-looking statements can be identified by such words as “anticipates,” “estimates,” “expects,” “intends,” “plans,” “will” and similar expressions. The following are important factors that the Company believes could cause actual results to differ materially from those in the Company’s forward-looking statements:  changes in raw material and energy costs; the effects of animal and food-related health issues; import/export restrictions; market conditions; the evolution and timing of the Company’s global manufacturing strategy; tax, interest and exchange rates; the success of new products; and legal proceedings. A more extensive list and description of these and other such factors can be found under the headings “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements,” which appear in the Company’s most recent Annual Report on Form 10-K as filed with the Securities and Exchange Commission.

SEALED AIR CORPORATION AND SUBSIDIARIES

Results for the quarters ended March 31

(Unaudited)

(In millions, except per share data)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Quarter Ended March 31		% Increase
	2006	2005	(Decrease)

Net sales by business segment:
Food packaging	$625.6	$594.9	5
Protective packaging	393.5	374.9	5

Total net sales	1,019.1	969.8	5

Cost of sales	735.5	692.3	6

Gross profit	283.6	277.5	2
As a % of total net sales	27.8%	28.6%

Marketing, administrative and development expenses	167.5	159.3	5
As a % of total net sales	16.4%	16.4%

Restructuring charges (1)	0.2	1.0	NA

Operating profit	115.9	117.2	(1)
As a % of total net sales	11.4%	12.1%

Interest expense	(38.4)	(36.8)	4

Other income, net	4.5	3.2	41

Earnings before income tax expense	82.0	83.6	(2)

Income tax expense	26.2	27.8	(6)

Net earnings	$55.8	$55.8	—
As a % of total net sales	5.5%	5.8%

Basic earnings per common share (2)	$0.68	$0.67

Diluted earnings per common share (2)	$0.60	$0.58

Weighted average number of common shares outstanding:
Basic	81.5	83.7

Diluted	96.7	98.9

(1) In the first quarters of 2006 and 2005, the Company incurred restructuring charges for additional costs relating to its global profit improvement initiatives announced in the fourth quarter of 2004. The Company had recorded a charge of $33 million in the fourth quarter of 2004 relating to these initiatives.

(2) See the Supplementary Information included in this release for the calculation of basic and diluted earnings per common share.

SEALED AIR CORPORATION AND SUBSIDIARIES

Supplementary Information

Results for the quarters ended March 31

(Unaudited)

(In millions, except per share data)

CALCULATION OF EARNINGS PER COMMON SHARE

	Quarter Ended March 31
	2006	2005
Basic EPS:
Numerator

Net earnings ascribed to common shareholders - basic	$55.8	$55.8

Denominator

Weighted average number of common shares outstanding - basic	81.5	83.7

Basic earnings per common share	$0.68	$0.67

Diluted EPS:
Numerator
Net earnings ascribed to common shareholders - basic	$55.8	$55.8

Add: Interest on 3% convertible senior notes, net of income taxes	1.9	1.9

Net earnings ascribed to common shareholders - diluted	$57.7	$57.7

Denominator

Weighted average number of common shares outstanding - basic	81.5	83.7

Effect of conversion of 3% convertible senior notes	6.2	6.2

Effect of assumed issuance of asbestos settlement shares	9.0	9.0

Weighted average number of common shares outstanding - diluted (1)	96.7	98.9

Diluted earnings per common share	$0.60	$0.58

(1) In calculating diluted earnings per common share, the Company’s calculation of the weighted average number of common shares for the quarters ended March 31, 2006 and 2005 provides for the conversion of the Company’s 3% convertible senior notes due June 2033 due to the application of Emerging Issues Task Force, known as the EITF, Issue No. 04-08, “The Effect of Contingently Convertible Debt on Diluted Earnings per Share,” the assumed issuance of nine million shares of common stock reserved for the Company’s previously announced asbestos settlement, which is discussed in the Company’s annual report on Form 10-K for the year ended December 31, 2005, and the exercise of dilutive stock options, net of assumed treasury stock repurchases.

SEALED AIR CORPORATION AND SUBSIDIARIES

Supplementary Information

Results for the quarters ended March 31

(Unaudited)

(In millions)

BUSINESS SEGMENT INFORMATION AND CAPITAL EXPENDITURES (2)

BUSINESS SEGMENT INFORMATION:

	Quarter Ended March 31,
	2006	2005

Operating profit
Food Packaging	$64.6	$75.9

As a % of food packaging net sales	10.3%	12.8%

Protective Packaging	51.7	42.5

As a % of protective packaging net sales	13.1%	11.3%

Total segments	116.3	118.4

Restructuring charges (1)	(0.2)	(1.0)

Unallocated corporate operating expenses	(0.2)	(0.2)

Total	$115.9	$117.2

As a % of total net sales	11.4%	12.1%

Depreciation and amortization
Food Packaging	$28.0	$29.2
Protective Packaging	13.3	15.0
Total	$41.3	$44.2

(1) The quarter ended March 31, 2006 includes a $0.3 charge related to Food Packaging and a $0.1 credit related to Protective Packaging. The quarter ended March 31, 2005 includes a $0.4 charge related to Food Packaging and a $0.6 charge related to Protective Packaging.

	Quarter Ended March 31,
	2006	2005

CAPITAL EXPENDITURES:	$28.9	$20.6

(2) The amounts shown are subject to change prior to the filing of the Company’s upcoming quarterly report on Form 10-Q.

SEALED AIR CORPORATION AND SUBSIDIARIES

Supplementary Information

March 31, 2006 and December 31, 2005

(Unaudited)

(In millions)

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2006 (1)	2005

ASSETS

Current Assets:

Cash and cash equivalents	$438.2	$455.8

Short-term investments — available-for-sale securities	42.5	44.1

Accounts receivable, net of allowances for doubtful accounts	657.9	674.0

Inventories	429.7	409.1

Other current assets	115.3	112.4

Total current assets	1,683.6	1,695.4

Property and equipment:
Land and improvements	33.2	32.8
Buildings	498.0	508.6
Machinery and equipment	1,925.9	1,917.7
Other property and equipment	128.1	126.9
Construction-in-progress	70.8	66.7
	2,656.0	2,652.7
Accumulated depreciation and amortization	(1,742.9)	(1,741.5)
Property and equipment, net	913.1	911.2

Goodwill	1,940.3	1,908.8

Other assets	345.0	348.8

Total Assets	$4,882.0	$4,864.2

(1) The amounts shown are subject to change prior to the filing of the Company’s upcoming quarterly report on Form 10-Q.

	March 31,	December 31,
	2006 (1)	2005

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:

Short-term borrowings	$16.9	$21.8

Current portion of long-term debt	244.8	241.4

Accounts payable	248.1	250.3

Asbestos settlement liability	512.5	512.5

Other current liabilities	400.7	434.1

Income taxes payable	82.7	73.4

Total current liabilities	1,505.7	1,533.5

Long-term debt, less current portion	1,811.7	1,813.0

Other liabilities	128.3	125.6

Total Liabilities	3,445.7	3,472.1

Total Shareholders’ Equity	1,436.3	1,392.1

Total Liabilities and Shareholders’ Equity	$4,882.0	$4,864.2

(1) The amounts shown are subject to change prior to the filing of the Company’s upcoming quarterly report on Form 10-Q.